Exhibit 10.3

SCANSOURCE, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN
As Amended and Restated Effective January 1, 2021

Exhibit 10.3
SECTION 1
Purpose and Administration
1.1    Name of Plan. ScanSource, Inc. (the “Company”) has adopted this amended and restated ScanSource, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), as set forth herein.
1.2    Effective Date of Amended and Restated Plan. The Plan was originally established effective July 1, 2004, amended and restated effective as of January 1, 2015 and amended again effective as of November 28, 2018 and as of January 1, 2019. This document sets forth the terms of the Plan as amended and restated effective as of January 1, 2021. The terms of the Plan as in effect prior to this amendment and restatement shall govern the operation of the Plan prior to this amendment and restatement (except that the balance credited to a Participant’s Participating Employer Contribution Account shall become fully vested if the Participant remains (or has remained) continuously employed by a Participating Employer or an Affiliate until his or her Retirement Date (For Vesting Purposes Only) provided the Participant remains so employed as of January 1, 2015), and all Accounts and/or Deferred Compensation Accounts (as defined in accordance with the terms of the Plan in effect at such time) as of December 31, 2014 shall be distributed as provided previously, except for changes otherwise permitted by Section 409A of the Code.
1.3    Purpose. The Company has established the Plan primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Participating Employers. The Plan is intended to be a top-hat plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is intended to comply with Code Section 409A. The Company intends that the Plan (and each Trust under the Plan as described in Section 13.2) shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA and the Code. The Plan is not intended to qualify under Code Section 401(a).
A Participating Employer’s obligations hereunder, if any, to a Participant (or to a Participant’s beneficiary) shall be unsecured and shall be a mere promise by the Participating Employer to make payments hereunder in accordance with the terms of the Plan. A Participant (and, if applicable, the Participant’s beneficiary) shall be treated as a general unsecured creditor of any Participating Employer.
This document is intended to serve as both the Plan document and the summary plan description of the Plan.
1.4    Administration. The Plan shall be administered by the Plan Administrative Committee appointed by the Company.
a.Authority. The Plan Administrative Committee shall have full authority and power to administer and construe the Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrative Committee shall have the following powers and duties:
i.To make and enforce such rules and regulations as it deems necessary or proper for the administration of the Plan;
ii.To interpret the Plan and to decide all questions concerning the Plan;
iii.To designate persons eligible to participate in the Plan, subject to the approval of the Board;
iv.To determine the amount and the recipient of any payments to be made under the Plan;
v.To designate and value any investments deemed held in the Accounts;

Exhibit 10.3
vi.To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan; and
vii.To make all other determinations and to take all other steps necessary or advisable for the administration of the Plan.
Subject to paragraph (b) below, all decisions made by the Plan Administrative Committee pursuant to the provisions of the Plan shall be made in its sole discretion and shall be final, conclusive, and binding upon all parties.
b.Authority of Board of Directors. Notwithstanding anything in this Plan to the contrary, the Board shall have the power
i.to review and approve the persons who will be eligible to participate in the Plan; and
ii.to make determinations with respect to the participation and benefits of to any member of the Plan Administrative Committee who is a participant in the Plan.
c.Delegation of Duties. The Plan Administrative Committee may delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering the Plan. The Plan Administrative Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the Plan Administrative Committee, in good faith in reliance upon any opinions or reports furnished to it by any such experts or other persons.
d.Expenses. All expenses incurred prior to the termination of the Plan that shall arise in connection with the administration of the Plan, including, without limitation, administrative expenses and compensation and other expenses and charges of any actuary, counsel, accountant, specialist, or other person who shall be employed by the Plan Administrative Committee in connection with the administration of the Plan shall be paid by the Participating Employers.
e.Indemnification of Plan Administrative Committee. The Participating Employers agree to indemnify and to defend to the fullest extent permitted by law any person serving as a member of the Plan Administrative Committee, and each employee of a Participating Employer or any of their affiliated companies appointed by the Plan Administrative Committee to carry out duties under this Plan, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.
f.Liability. To the extent permitted by law, neither the Plan Administrative Committee nor any other person shall incur any liability for any acts or for any failure to act except for liability arising out of such person’s own willful misconduct or willful breach of the Plan.

Exhibit 10.3
SECTION 2
Definitions
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
2.1    Account. “Account” means the separate bookkeeping account maintained for the Participant for each Plan Year in accordance with Section 7.1
2.2    Affiliate. “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Company and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Company, except in making any such determination, 50% shall be substituted for 80% under such Code Section and the related Treasury Regulations.
2.3    Board. “Board” means the Board of Directors of ScanSource, Inc.
2.4    Change in Control. “Change in Control” means (a) a change in the ownership of the Company as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(v), (b) a change in effective control of the Company as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vi), or (c) a change in the ownership of a substantial portion of the assets of the Company as determined in accordance with Treasury Regulation Section 1.409A-3(i)(5)(vii).
2.5    Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
2.6    Company. “Company” means ScanSource, Inc. or any successor company that adopts this Plan.
2.7    Compensation. “Compensation” means such forms of compensation payable in cash as may be designated by the Plan Administrative Committee, from time to time, in its sole discretion, as eligible for deferral under this Plan. Compensation may include, but shall be not limited to, base salary and any bonus compensation payable to the Participant.
2.8    Compensation Deferrals. “Compensation Deferrals” means the amount of Compensation that a Participant elects to defer pursuant to Section 4.
2.9    Deferral Election. “Deferral Election” means an election made by a Participant pursuant to Section 4 to defer Compensation.
2.10    Discretionary Employer Contribution. “Discretionary Employer Contribution” means the contribution deemed credited to a Participant’s Account pursuant to Section 5.3.
2.11    Discretionary Matching Contribution. “Discretionary Matching Contribution” means the contribution deemed credited to a Participant’s Account pursuant to Section 5.1.
2.12    Eligible Employee. “Eligible Employee” means an employee of a Participating Employer who has been designated pursuant to Section 3 as eligible to participate in the Plan.

Exhibit 10.3
2.13    ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Any reference to a section of ERISA includes any comparable section or sections of any future legislation that amends, supplements or supersedes that section.
2.14    In-Service Distribution Date. “In-Service Distribution Date” means the date selected by the Participant for commencement of a scheduled in-service distribution pursuant to Section 6.2.
2.15    Participant. “Participant” means an Employee who meets the eligibility criteria set forth in Section 3 and who has made a Deferral Election in accordance with the terms of the Plan.
2.16    Participating Employer. “Participating Employer” means the Company and any of its participating Affiliates, or any of their successors.
2.17    Plan Administrative Committee. “Plan Administrative Committee” means the committee appointed by the Company’s Board of Directors to administer the Plan.
2.18    Plan Year. “Plan Year” means the calendar year.
2.19    Retirement Date (For Vesting Purposes Only). “Retirement Date (For Vesting Purposes Only)” means the date on which the sum of the Participant’s age and years of service equals or exceeds sixty-five (65). For purposes of determining the Participant’s Retirement Date (For Vesting Purposes Only), (i) years of service mean each Plan Year in which the Participant is actively employed by a Participating Employer for a continuous period of at least six (6) full months and as of the last day of the Plan Year and any Plan Year for which the Participant fails to meet the foregoing requirements solely as a result of an approved leave of absence, and (ii) all of the Participant’s years of service shall be counted (including those earned prior to the Participant’s eligibility for the Plan or after the Participant is no longer entitled to participate in the Plan), except as otherwise provided herein, but, (iii) (A) years of service accrued prior to a break in years of service shall not be counted for purposes of determining the Participant’s Retirement Date (For Vesting Purposes Only) with respect to the Participant’s Accounts that accrue after the break in years of service if the number of the Participant’s breaks in years of service equal or exceed the greater of five (5) or the aggregate number of years of service before such break, and (B) years of service accrued after a break in service shall not be counted for purposes of determining the Participant’s Retirement Date (For Vesting Purposes Only) with respect to the Participant’s Accounts that accrued prior to the break in years of service. A break in years of service means a Plan Year in which the Participant does not accrue a year of service.
2.20    ScanSource Controlled Group. “ScanSource Controlled Group” means the Company and its Affiliates.
2.21    Separation from Service or Separate from Service. A Participant will be considered to Separate from Service if he or she dies, retires, or otherwise has a termination of employment with the ScanSource Controlled Group, subject to the following:
a.For this purpose, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months, or if longer, so long as the individual’s right to reemployment with the ScanSource Controlled Group is provided either by statute or by contract. If the period of leave exceeds six (6) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Exhibit 10.3
b.The determination of whether a Participant has separated from service shall be determined based on the facts and circumstances in accordance with the rules set forth in Code Section 409A and the regulations thereunder.
2.22    Totally Disabled or Total Disability. A Participant shall be considered to be “Total Disabled” if he or she meets one of the following requirements:
a.The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
b.The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of a Participating Employer.
c.The Participant is determined to be totally disabled by the Social Security Administration.
2.23    Valuation Date. “Valuation Date” means each business day the financial markets and the vendor that administers the Plan on behalf of the Company are open unless the underlying investment requires a less frequent valuation.
2.24    Other Definitions. In addition to the terms defined in this Section 2, other terms are defined when first used in Sections of this Plan.

Exhibit 10.3
SECTION 3
Eligibility and Participation
3.1    Eligible Employees. Only employees of a Participating Employer who are designated by the Plan Administrative Committee and approved by the Board shall be eligible to participate in the Plan. Participation is limited to a select group of management or highly compensated employees of the ScanSource Controlled Group.
3.2    Participation.
a.An Eligible Employee shall become a Participant in the Plan by (i) completing and submitting to the Company a Deferral Election in accordance with Section 4 below, and (ii) complying with such terms and conditions as the Board and/or the Plan Administrative Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Board and/or the Plan Administrative Committee may deem necessary or appropriate for the Participating Employers to meet their obligations under the Plan.
b.An employee shall only be a Participant eligible to have compensation deferred under this Plan only while he or she is employed by a Participating Employer and is designated as an Eligible Employee. If an employee subsequently ceases to be a designated Eligible Employee after becoming a Participant, he or she shall remain a Participant for the other purposes of the Plan to the extent of any existing Account balance subject to Section 14.1.

Exhibit 10.3
SECTION 4
Compensation Deferrals
4.1    Election to Defer Compensation. An Eligible Employee may elect to defer receipt of Compensation as follows:
a.General Rule. Except as otherwise provided in this Section, an election to defer receipt of Compensation for services to be performed during a calendar year must be made no later than the December 31 preceding the calendar year during which the Participant will perform the related services.
b.Performance-Based Compensation. Notwithstanding the foregoing, in the case of Compensation that qualifies as “performance-based compensation” for purposes of Code Section 409A, the Plan Administrative Committee may, but is not required to, permit an election to defer receipt of such compensation to be made no later than the date that is six (6) months before the end of the performance period with respect to which such performance-based compensation relates.
c.First Year of Eligibility. Notwithstanding the foregoing, in the case of the first year in which an employee becomes eligible to participate in the Plan, the Plan Administrative Committee may, but is not required to, permit an initial deferral election to be made not later than thirty (30) days after the date the employee becomes eligible to participate in the Plan. Such election shall apply only with respect to compensation paid for services to be performed subsequent to the election. This paragraph (c) will only apply to the extent permitted by Section 409A of the Code and will not apply to an Eligible Employee who is a participant in any other account balance deferred compensation plans maintained by any member of the ScanSource Controlled Group which is required to be aggregated with this Plan under Code Section 409A.
4.2    Amount of Compensation Deferral. A Participant may elect to defer receipt of a percentage of his or her Compensation payable for a Plan Year subject to the following rules:
a.The maximum percentage Compensation that can be deferred for a Plan Year will be determined by the Plan Administrative Committee at least thirty (30) days prior to the beginning of the Plan Year. If the percentage of the Participant’s Compensation that the Participant elected to defer for a Plan Year exceeds such maximum, the Participant’s separate deferral elections shall be reduced pro-rata to comply with the maximum percentage of Compensation that can be deferred for the Plan Year.
b.The amount of the deferral elected for the Plan Year cannot reduce the Participant’s cash compensation below the amount the Participating Employer determines necessary to satisfy applicable federal, state and local income and employment withholding taxes and any obligations to make benefit plan contributions.
4.3    Deferral Election. A Participant must make a deferral election to elect to defer the receipt of a percentage (or amount) of his or her Compensation payable for a Plan Year into the Participant’s Account for such Plan Year (as the Plan Administrative Committee permits). The Participant’s Compensation Deferrals, Discretionary Matching Contributions and Discretionary Employer Contributions that are to be credited to the Participant’s Account for the Plan Year, and any earnings thereon, will be distributed in accordance with Section 6. Such election shall be made at the time set forth in Section 4.1 above.
4.4    Election of Distribution Upon Change In Control. A Participant may elect to have his or her Account for a particular Plan Year distributed immediately upon a Change in Control. Such election shall be made at the time the Participant makes the election for the Plan Year with respect to which the Compensation Deferrals, Discretionary

Exhibit 10.3
Matching Contributions and Discretionary Employer Contributions are to be credited to the Participant’s Account for the Plan Year.
4.5    General Rules Applicable to Elections. Elections under this Article 4 shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Administrative Committee. Except as otherwise provided in this Plan, an election made by a Participant for a particular calendar year shall become irrevocable as of the last date on which such election can be made for the calendar year pursuant to this Article 4. Notwithstanding any other provision of the Plan, an election by a Participant to defer Compensation for a particular Plan Year will be prohibited for at least six months after a hardship distribution (pursuant to Treasury Regulation §1.401(k)-1(d)(3)) from a 401(k) plan sponsored by a Participating Employer to the extent required under Treasury Regulation §1.401(k)-1(d)(3).
4.6    Cancellation of Deferral Election.
a.The Plan Administrative Committee may permit or require a Participant to cancel a Deferral Election during a calendar year if it determines either of the following circumstances has occurred:
i.The Participant has an “unforeseeable emergency” as defined in Section 7.03 below or a hardship distribution (pursuant to Treasury Regulation §1.401(k)-1(d)(3)) from a 401(k) plan sponsored by a Participating Employer, to the extent permitted by Section 409A of the Code. If approved by the Plan Administrative Committee, such cancellation shall take effect as of the first payroll period next following approval by the Plan Administrative Committee.
ii.The Participant incurs a disability. If approved by the Plan Administrative Committee, such cancellation shall take effect no later than the later of the end of the calendar year or the 15th day of the third month following the date Participant incurs a disability. Solely for purposes of this clause (ii), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.
b.If a Participant cancels a Deferral Election during a calendar year, he or she will not be permitted to make a new deferral election with respect to Compensation relating to services performed during the same calendar year.
c.If a Participant cancels a Deferral Election during a calendar year, he or she will be required to cancel all Deferral Elections for that Plan Year.
4.7    Crediting of Compensation Deferrals.
a.The amount of Compensation deferred by a Participant shall be credited to the Participant’s applicable Account as of the Valuation Date coincident with or immediately following the date such Compensation would, but for the Participant’s Deferral Election, be payable to the Participant.
b.The Compensation Deferrals, and the earnings thereon, credited to the Participant’s Accounts shall be immediately 100% vested and nonforfeitable at all times.

Exhibit 10.3
SECTION 5
Discretionary Matching or Employer Contributions
5.1    Discretionary Matching Contribution.
a.For any Plan Year, a Participating Employer may credit to the Account of any Participant employed by that Participating Employer with a Discretionary Matching Contribution in such amount as may be determined by the Participating Employer in its sole discretion at least thirty (30) days prior to the beginning of the Plan Year. Discretionary Matching Contributions need not be uniform among Participants.
b.The amount of the Discretionary Matching Contribution to be credited to a Participant’s Account for a Plan Year shall be equal to such dollar amount, such percentage of a Participant’s Compensation Deferrals, or any combination thereof, as may be determined by the Participating Employer in its sole discretion.
c.Any Discretionary Matching Contribution will be credited to a Participant’s Account as of the Valuation Date specified by the Participating Employer.
5.2    Vesting of Discretionary Matching Contribution.
a.Except as otherwise provide in paragraph (b) below and subject to Section 10, the Discretionary Matching Contribution credited to a Participant’s Account with respect to a particular Plan Year, and any earnings thereon, shall become vested in accordance with the following schedule:

Years of Service Completed Following Plan Year for which Contribution is Credited	Vested Percentage
Less than 3 Years of Service	0%
3 Years of Service	50%
4 Years of Service	75%
5 or more Years of Service	100%
A Participant will be credited with a Year of Service if:
i.he or she is actively employed by a Participating Employer for a continuous period of at least six (6) full months during a Plan Year and is actively employed by a Participating Employer as of the last day of the Plan Year, or
ii.he or she fails to meet the active employment requirement in clause (i) above solely as a result of an approved leave of absence.
b.Notwithstanding the foregoing vesting schedule:
i.solely for purposes of determining the vesting of Discretionary Matching Contributions credited to a Participant’s Account with respect to the Plan Year ended December 31, 2005, and any earnings thereon, the number of Years of Service completed by such Participant will be determined during the period beginning as of July 1, 2005.
ii.the Discretionary Matching Contributions credited to a Participant’s Account with respect to the Plan Year, and any earnings thereon, shall become fully vested if the Participant remains

Exhibit 10.3
continuously employed by a Participating Employer or an Affiliate until his or her death, Total Disability, Retirement Date (For Vesting Purposes Only) or the occurrence of a Change in Control.
iii.the Plan Administrative Committee may specify a different vesting schedule for a Participant’s Discretionary Matching Contributions, and any earnings thereon, than described above or provide that the Participant’s Discretionary Matching Contributions, and any earnings thereon, shall be fully vested at the time credited to the Account of the Participant or such other time as determined by the Plan Administrative Committee, provided the Participant’s Discretionary Matching Contributions, and any earnings thereon, shall become fully vested as described in clause (ii) above.
iv.all of the Participant’s years of service shall be counted (including those earned prior to the Participant’s eligibility for the Plan or after the Participant is no longer entitled to participate in the Plan), except that (A) years of service accrued prior to a break in years of service shall not be counted with respect to the Participant’s Accounts that accrue after the break in years of service if the number of the Participant’s breaks in years of service equal or exceed the greater of five (5) or the aggregate number of years of service before such break, and (B) years of service accrued after a break in service shall not be counted only with respect to the Participant’s Accounts that accrued prior to the break in years of service. A break in years of service means a Plan Year in which the Participant does not accrue a year of service.
5.3    Discretionary Employer Contribution.
a.For any Plan Year, a Participating Employer may credit to the Account of any Participant employed by that Participating Employer with a Discretionary Employer Contribution in such amount as may be determined by the Participating Employer in its sole discretion at least thirty (30) days prior to the beginning of the Plan Year. Discretionary Employer Contributions need not be uniform among Participants.
b.The amount of the Discretionary Employer Contribution to be credited to a Participant’s Account for a Plan Year shall be equal to such dollar amount as may be determined by the Participating Employer in its sole discretion.
c.Any Discretionary Employer Contribution will be credited to a Participant’s Account as of the Valuation Date specified by the Participating Employer.
5.4    Vesting of Discretionary Employer Contribution.
a.Except as otherwise provided in paragraph (b) below or otherwise specified by the Participating Employer at the time of credit to the Account of the Participant, the Discretionary Employer Contribution credited to a Participant’s Account with respect to a particular Plan Year, and any earnings thereon, shall become vested in accordance with the following schedule:

Exhibit 10.3

Years of Service Completed Following Plan Year for which Contribution is Credited	Vested Percentage
Less than 3 Years of Service	0%
3 Years of Service	50%
4 Years of Service	75%
5 or more Years of Service	100%

A Participant will be credited with a Year of Service if:
i.he or she is actively employed by a Participating Employer for a continuous period of at least six (6) full months during a Plan Year and is actively employed by a Participating Employer as of the last day of the Plan Year, or
ii.he or she fails to meet the active employment requirement in clause (i) above solely as a result of an approved leave of absence.
b.Notwithstanding the foregoing vesting schedule:
i.the Plan Administrative Committee may specify a different vesting schedule for any Discretionary Employer Contributions, and any earnings thereon, than described above or provide that the Discretionary Employer Contributions, and any earnings thereon, shall be fully vested at the time credited to the Account of the Participant or such other time as determined by the Plan Administrative Committee, provided the Participant’s Discretionary Employer Contributions, and any earnings thereon, shall become fully vested as described in clause (ii) below.
ii.the Participant’s Discretionary Employer Contributions credited to a Participant’s Account with respect to the Plan Year, and any earnings thereon, shall become fully vested if the Participant remains continuously employed by a Participating Employer until his or her death, Total Disability, Retirement Date (For Vesting Purposes Only) or the occurrence of a Change in Control.
iii.all of the Participant’s years of service shall be counted (including those earned prior to the Participant’s eligibility for the Plan or after the Participant is no longer entitled to participate in the Plan), except that (A) years of service accrued prior to a break in years of service shall not be counted with respect to the Participant’s Accounts that accrue after the break in years of service if the number of the Participant’s breaks in years of service equal or exceed the greater of five (5) or the aggregate number of years of service before such break, and (B) years of service accrued after a break in service shall not be counted only with respect to the Participant’s Accounts that accrued prior to the break in years of service. A break in years of service means a Plan Year in which the Participant does not accrue a year of service
5.5    Forfeiture. A Participant’s unvested Account balance shall be forfeited upon the occurrence of the payment event related to the Account.

Exhibit 10.3
SECTION 6
Distribution Elections
Subject to the other terms contained in this Plan, the Participant may make the following distribution elections:
6.1    Election of Form of Payment Upon Separation from Service.
a.Unless a Participant elects otherwise, the vested balance credited to his or her Account for a Plan Year will be distributed in a single lump sum payment in connection with the Participant’s Separation from Service in accordance with Section 9.
b.A Participant may elect to have the vested balance credited to his or her Account for a particular Plan Year and payable in connection with a Separation from Service to be distributed over no more than ten (10) years, with either annual or quarterly installment payments, until paid in full, in accordance with Section 9.
c.Such election shall be made at the same time the Participant makes the Deferral Election in accordance with Section 4 for that Plan Year. Except as otherwise provided in paragraph (d) below, any such election shall be irrevocable.
d.A Participant may change his or her election as to form of payment in connection with a Separation from Service only in accordance with Section 409A of the Code and the following rules:
i.Such election may not take effect until at least twelve (12) months after the date on which the election is made.
ii.The new distribution date cannot be less than five (5) years from the date such payment otherwise would have been paid but for the new election.

iii.Such election must be at least twelve (12) months prior to the date the first payment is scheduled to be paid.

iv.Such election must not exceed the maximum number of subsequent deferrals that the Plan Administrative Committee may establish under the Plan.

6.2    Optional Election of an In-Service Distribution. The Participant has the option to elect to have the vested balance credited to his or her Account for a Plan Year to be distributed at a specified date prior to his or her Separation from Service, subject to the following rules:
a.The specified in-service distribution date cannot be earlier than the end of the five (5) Plan Year period following the Plan Year for which such Compensation Deferrals, Discretionary Matching Contributions and Discretionary Employer Contributions are credited to his or her Account.
b.The vested balance credited to the Participant’s Account for a Plan Year to be distributed at a specified date shall be distributed in a single lump sum, unless the Participant elects otherwise. The Participant may elect to have distribution of such vested balance be distributed over no more than five (5) years, with either annual or quarterly installment payments, until paid in full, in accordance with Section 8.1.

Exhibit 10.3
c.Such optional election shall be made at the same time the Participant makes the Deferral Election in accordance with Section 4 for that Plan Year. Except as otherwise provided in paragraph (d) below, any such election shall be irrevocable.
d.A Participant may change his or her specified in-service distribution date and/or form of payment only in accordance with Section 409A of the Code and the following rules:
i.Such election may not take effect until at least twelve (12) months after the date on which the election is made.
ii.The new distribution date cannot be less than five (5) years from the date such payment otherwise would have been paid but for the new election.
iii.Such election must be at least twelve (12) months prior to the date the first payment is scheduled to be paid.
iv.Such election must not exceed the maximum number of subsequent deferrals that the Plan Administrative Committee may establish under the Plan.
6.3    Election of Distribution Upon Change in Control. A Participant may elect to have his or her Account for a particular Plan Year distributed immediately upon a Change in Control in accordance with Section 8.3. Such election shall be made at the time the Participant makes the Deferral Election for the particular Plan Year. Except as otherwise permitted by Section 409A of the Code, and subject to Sections 6.1(d) and 6.2(d) above, any such election shall be irrevocable.

6.4    General Rules. Elections under this Section 6 shall be made in the form, manner, and in accordance with the notice requirements prescribed by the Plan Administrative Committee. Except as otherwise provided in this Plan, if a Participant fails to make a different distribution election under this Section 6, the vested balance credited to his or her Account for a particular Plan Year will be distributed in a single lump sum payment in connection with the Participant’s Separation from Service in accordance with Section 9. All payments shall be made in cash.

Exhibit 10.3
SECTION 7
Deferred Compensation Accounts
7.1    Participant’s Accounts. The Company shall establish and maintain separate memorandum accounts in the name of each Participant for each Plan Year. Such accounts shall be credited or charged with (a) the Participant’s Compensation Deferrals, if any; (b) Discretionary Matching Contributions, if any; (c) Discretionary Employer Contributions, if any; (d) income, gains, losses, and expenses of investments deemed held in any such accounts; and (e) distributions from such accounts. Such accounts also may be charged with third-party expenses incurred to administer the Plan and process distributions.
7.2    Investment of Accounts.
a.The amount credited to a Participant’s Account shall be deemed to be invested and reinvested in mutual funds, stocks, bonds, securities, and any other assets or investment vehicles, as may be selected by the Plan Administrative Committee in its sole discretion; provided that in no event shall such Accounts be deemed to be invested in securities issued by the Company.
b.A Participant may elect the manner in which his or her Account is deemed to be invested and reinvested among the deemed investment options selected by the Plan Administrative Committee. A Participant’s investment election shall remain in effect until the Participant properly files a change of election with the Plan Administrative Committee. In the event that any Participant fails to make an election with respect to the investment of all or a portion of the balance in his or her account at any time, the Participant shall be deemed to have elected that such balance be deemed to be invested in a money market (or equivalent) fund and such assets shall remain in such investment fund until such time as the Participant directs otherwise.
c.A Participant’s investment direction (or any change in his or her investment direction) shall be made in the form, manner, and in accordance with the notice requirements, prescribed by the Plan Administrative Committee.
d.A Participant, by electing to participate in this Plan, agrees on behalf of himself or herself and his or her designated beneficiaries, to assume all risk in connection with any increase or decrease in value of the investments which are deemed to be held in his or her account. Each Participant further agrees that the Plan Administrative Committee and the Participating Employer shall not in any way be held liable for any investment decisions or for the failure to make any investments by the Plan Administrative Committee.

Exhibit 10.3
SECTION 8
Distribution Prior to Separation from Service
8.1    In-Service Distribution.
a.Commencement of Payment. Subject to paragraph (c) below, Section 6.2(d) and Section 9.3, if the Participant elected to have the vested balance credited to his or her Account for a Plan Year to be distributed at a specified date prior to his or her Separation from Service, the vested balance credited to the Participant’s account for that Plan Year will be paid in a lump sum distribution within the calendar month following the calendar month of the specified In-Service Distribution Date, unless the Participant elected otherwise, in which case payment of the Participant’s In-Service Election will be distributed in the number of installment payments elected by the Participant, with the first installment payment to be made within the calendar month following the calendar month of the In-Service Distribution Date applicable to such Account and each successive installment payment to be made on the succeeding installment anniversary of the In-Service Distribution Date applicable to such Account.
b.Amount of Payment. The amount of the lump sum payment will be equal to the value of the Account as of the last valuation date preceding the date of payment. The amount of any installment payment will be equal to (i) the value of the Account as of the last valuation date preceding the date of payment divided by (ii) the number of installment payments not yet distributed.
c.Separation from Service Prior to In-Service Distribution Date. If the Participant Separates from Service prior to the In-Service Distribution Date applicable to the Participant’s Account, then such Account shall be distributed at the same time and in the same manner as if the Participant had not elected to have the vested balance credited to his or her Account for a Plan Year to be distributed at a specified date prior to his or her Separation from Service. If the Participant Separates from Service on or after the In-Service Distribution Date , then such Account shall continue to be distributed pursuant to the Participant’s election.
8.2    Financial Hardship. The Plan Administrative Committee, in its sole discretion, may permit a hardship payment to be made to a Participant at any time prior to Separation from Service in the event of an “unforeseeable emergency”. Withdrawals of amounts because of an unforeseeable emergency will be permitted to the extent reasonably needed to satisfy the emergency need.
a.For purposes of this Section, an “unforeseeable emergency” is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
b.The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:
i.Through reimbursement or compensation by insurance or otherwise;
ii.By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or
iii.By cessation of Compensation Deferrals under the Plan.

Exhibit 10.3
8.3    Distribution Upon a Change in Control. Subject to Sections 6.1(d) and 6.2(d) above, if a Participant has elected to receive distribution of his or her Account for a particular Plan Year upon the occurrence of a Change in Control, the balance credited to the Participant’s Account shall be distributed to the Participant in a single lump sum payment within thirty (30) days after the Change in Control.

Exhibit 10.3
SECTION 9
Distribution Following Separation from Service
9.1    Distribution Upon Separation from Service.
a.Commencement of Payment. Subject to Section 6.2(d) above, payment of a Participant’s Account in connection with a Separation from Service will commence as of the first day of the seventh (7th) calendar month following the calendar month of the Participant’s Separation from Service.
b.Form of Payment. In the event that a Participant Separates from Service for any reason other than death or Total Disability, then the amount credited to the Participant’s Account will be distributed to the Participant in a single lump sum payment, unless the Participant elected otherwise, in which case the amount credited to the Participant’s Account will be distributed in the number of installment payments elected by the Participant, with the first installment payment to be made on the first day of the seventh (7th) calendar month following the calendar month of the Participant’s Separation from Service (which installment will include all payments that otherwise might have been made had payments commenced in the calendar month following the month which includes the Participant’s Separation from Service and successive installments been made on the succeeding installment anniversary of the Participant’s Separation from Service) and each successive installment payment to be made on the succeeding installment anniversary of the Participant’s Separation from Service on or after the first day of the seventh (7th) calendar month following the calendar month of the Participant’s Separation from Service.
c.Amount of Payment.
i.Lump Sum Amount. The amount of the lump sum payment will be equal to the value of the Account as of the last valuation date preceding the date of payment.
ii.Installment Payments. Each annual installment payment shall be in the amount equal to (A) the value of the Account, as of the last valuation date preceding the date of payment, divided by (B) the number of installment payments not yet distributed.
Notwithstanding the foregoing, if the balance credited to the Participant’s Account as of his or her Separation from Service date does not exceed the applicable dollar limit on elective 401(k) plan deferrals then in effect under Code Section 402(g)(1)(B), then distribution will be made in a single lump sum payment within the calendar month following the calendar month of the Participant’s Separation from Service date.
9.2    Separation from Service Due to Total Disability. In the event that a Participant Separates from Service at any time by reason of becoming Totally Disabled, subject to Sections 6.1(d) and 6.2(d) above, the balance credited to his or her Accounts will be distributed to the Participant in a single lump payment within the calendar month following the calendar month of the Participant’s Separation from Service.
9.3    Death.
a.In the event that a Participant Separates from Service by reason of his or her death, subject to Sections 6.1(d) and 6.2(d) above, the balance credited to his or her Accounts will be distributed to the Participant’s designated beneficiary in a single lump payment within the calendar month following the calendar month of the Participant’s death.

Exhibit 10.3
b.Notwithstanding any other provision of this Plan, in the event a Participant dies after the commencement of installment payments, but prior to the completion of all such payments due and owing hereunder, subject to Sections 6.1(d) and 6.2(d) above, the remaining balance credited to his or her Accounts will be distributed to the Participant’s designated beneficiary in a single lump payment within the calendar month following the calendar month of the Participant’s death.
9.4    Designated Beneficiary.
a.The Participant may name a beneficiary or beneficiaries to receive the balance of the Participant’s Account(s) in the event of the Participant’s death prior to the payment of the Participant’s entire Account(s). To be effective, any beneficiary designation must be filed in writing with the Plan Administrative Committee in accordance with rules and procedures adopted by the Plan Administrative Committee for that purpose.
b.A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Plan Administrative Committee. The latest beneficiary designation received by the Plan Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrative Committee prior to the Participant’s death.
c.If no beneficiary is named by a Participant, or if the Participant survives all of the Participant’s named beneficiaries and does not designate another beneficiary, the Participant’s Account(s) shall be paid in the following order of precedence:
i.The Participant’s spouse;
ii.The Participant’s children (including adopted children) per stirpes; or
iii.The Participant’s estate.

Exhibit 10.3
SECTION 10
Forfeiture of Benefits
10.1    Notwithstanding anything in this Plan to the contrary, if the Plan Administrative Committee, in its sole discretion, determines that
a.the Participant’s employment with the Participating Employer has been terminated for Good Cause or,
b.if at any time during which a Participant is entitled to receive payments under the Plan, the Participant has breached any of his or her post-employment obligations, including, but not limited to, any restrictive covenants or obligations under any agreement and general release, then the Plan Administrative Committee may cause the Participant’s entire interest in benefits attributable to Discretionary Matching Contributions or Discretionary Employer Contributions, or any portion thereof, and any earnings thereon, to be forfeited and discontinued, or may cause the Participant’s payments of benefits under the Plan to be limited or suspended for such other period the Plan Administrative Committee finds advisable under the circumstances, and may take any other action and seek any other relief the Plan Administrative Committee, in its sole discretion, deems appropriate, to the extent any such action would not result in a violation of Section 409A of the Code.
10.2    “Good Cause” means the Participant’s fraud, dishonesty, or willful violation of any law or significant policy of the Participating Employer that is committed in connection with the Participant’s employment by or association with the Company or Affiliate. Whether a Participant has been terminated for Good Cause shall be determined by the Plan Administrative Committee.
Regardless of whether a Participant’s employment initially was considered to be terminated for any reason other than Good Cause, the Participant’s employment will be considered to have been terminated for Good Cause for purposes of this Plan if the Plan Administrative Committee subsequently determines that the Participant engaged in an act constituting Good Cause.
10.3    The decision of the Plan Administrative Committee shall be final. The omission or failure of the Plan Administrative Committee to exercise this right at any time shall not be deemed a waiver of its right to exercise such right in the future. The exercise of discretion will not create a precedent in any future cases.

Exhibit 10.3
SECTION 11
Claims Procedures
11.1    Filing a Claim. A Participant or Beneficiary shall make a claim for Plan benefits by filing a written request with the Plan Administrative Committee or, upon a form to be furnished by the Plan Administrative Committee for such purpose. No legal action to recover benefits or enforce or clarify rights under the Plan can be commenced until claims and review procedures provided hereunder have been exhausted. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Plan Administrative Committee with respect to a claim unless and until the claims procedures herein have been complied with and exhausted.
11.2    Initial Review.
a.The Plan Administrative Committee (or its delegate) shall review each claim for benefits and shall provide a response to the claimant regarding the claim within 90 days. However, if special circumstances require an extension of time for the Plan Administrative Committee (or its delegate) to process the claim, the 90-day period may be extended for an additional 90 days. Prior to the termination of the initial 90-day period, the Plan Administrative Committee (or its delegate) shall provide the claimant with a written notice setting forth the reason for the extension. The notice shall indicate the special circumstance requiring the extension of time and the date by which the Plan Administrative Committee (or its delegate) expects to render the benefit determination. A claim for benefits that depends on a determination of a Total Disability (a “Disability claim”) is subject to different time periods as described in paragraph (b) below.
b.A response to a Disability claim shall be provided within 45 days after receipt of the claim. This 45-day period may be extended up to 30 days if an extension is necessary due to matters beyond the control of the Plan and the claimant is notified, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Plan Administrative Committee (or its delegate) determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Plan Administrative Committee (or its delegate) notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension with respect to a Disability claim, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall have at least 45 days within which to provide the specified information, if any.
11.3    Denial of Claim. If a claim for benefits is denied, in whole or in part, the Plan Administrative Committee (or its delegate) shall provide written notice to the claimant providing the following information:
a.The specific reason(s) stating why the claim was denied;
b.Reference to the specific plan provisions on which the determination is based;

Exhibit 10.3
c.A description of any additional material or information needed to process the claim, and an explanation of why such material or information is necessary;
d.An explanation of the claims review procedure, including the time limits applicable to such procedure, as well as a statement notifying the claimant of his or her right to bring a civil action under Code Section 502(a) of ERISA following denial of a final appeal; and
e.In the case of a Disability claim, the notice will be provided in a culturally and linguistically appropriate manner as described in 29 CFR § 2560.503-1(o)(1)(i) – (iii) and:
1.Provide a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration;

2.If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either provide an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or provide a statement that such explanation will be provided free of charge upon request in writing;

3.Explain the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, provide a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist; and

4.Provide a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimants claim for benefits.

11.4    Appeal of Denial. The claimant or the claimant’s representative may appeal any denial of benefits and may review pertinent Plan documents to help prepare for the appeal. Any such appeal must be filed with the Plan Administrative Committee in writing within 60 days (180 days in the case of a Disability claim) after the claimant receives written notice of denial of the claim for benefits and must set forth the grounds on which such appeal is made and any issues or comments which the claimant deems pertinent to his or her claim. The claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. Upon request, and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents and records relevant to his or her claim.
11.5    Review on Appeal. The Plan Administrative Committee (or its delegate) will consider the claimant’s appeal made in accordance with this Section 11.5 and will notify the claimant in writing of its decision within 60 days (45 days in the case of a Disability claim) of the receipt of the appeal unless there are special circumstances that require an extension of time for processing the claim. If the Plan Administrative Committee (or its delegate) determines that an extension of time for processing is required, the claimant will be notified in writing prior to the termination of the initial 60-day period (or 45-day period, as applicable), indicating the special circumstances that require an extension of time and the date the Plan Administrative Committee (or its delegate) expects to render a determination on appeal. In no event shall such extension period exceed a period of 120 days (90 days in the case of a disability claim) from the receipt of the claimant’s appeal. The Plan Administrative Committee shall conduct a full and fair review of the claim that takes into account all comments, documents, records, and other information submitted by the claimant or the claimant’s authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, and

Exhibit 10.3
a.In the case of a Disability claim:
(1)    Before issuing an adverse benefit determination on review, the Plan Administrative Committee shall provide the claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Plan or other person making the benefit determination (or at the direction of the Plan or such other person) in connection with the clam; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under this Section 11.5 to give the claimant a reasonable opportunity to respond prior to that date; and
(2)    Before the Plan can issue an adverse benefit determination on review based on a new or additional rationale, the Plan Administrative Committee shall provide the claimant, free of charge, with the rationale; such rationale must be provided as soon as possible and sufficiently in advance of the date on which notice of adverse benefit determination on review is required to be provided under this Section 11.5 to give the claimant a reasonable opportunity to respond prior to that date.
11.6    Decision on Review. If the Plan Administrative Committee (or its delegate) denies the claim on appeal, it will notify the claimant or his duly authorized representative in writing, in a manner calculated to be understood by the claimant, and the notice shall set forth:
a.The specific reason or reasons for the denial;
b.References to the pertinent Plan provisions on which the decision is based;
c.A statement of the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
d.A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA;
e.In the case of a Disability claim:
(1)    Provide a discussion of the decision, including an explanation of the basis for disagreeing with or not following the views presented by the claimant to the Plan of health care professionals treating the claimant and vocational professionals who evaluated the claimant, the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination, or a disability determination regarding the claimant presented by the claimant to the Plan made by the Social Security Administration;
(2)    If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either provide an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or provide a statement that such explanation will be provided free of charge upon request in writing;
(3)    Provide the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist;
(4)    Be provided in a culturally and linguistically appropriate manner as described in 29 C.F.R. § 2560.503-1(o)(1)(i) – (iii); and

Exhibit 10.3
(5)    Include a statement of the claimant’s right to bring a civil action in state or federal court under Section 502(a) of ERISA following the adverse determination on review, and any applicable contractual limitations period that applies to the claimant’s right to bring such an action, including the calendar date on which the contractual limitations period expires for the claim.
The decision upon appeal, or the initial decision if no appeal is taken, shall be final, conclusive and binding on all parties, subject, however, to the provisions of the Internal Revenue Code and ERISA.
11.7    Statute of Limitations. Except for any action against a fiduciary for a breach of fiduciary duty, any action filed in state or federal court regarding any rights or obligations under this Plan must be brought within one (1) year from the date of final determination.
11.8    Disability Claim: Deemed Exhaustion of Claims Procedure. In the case of a Disability claim:
a.If the Plan fails to strictly adhere to all the requirements of the procedures set out in this Article XI with respect to a claim, the claimant is deemed to have exhausted the administrative remedies available under the Plan, except as provided in subsection (b) of this Section 11.8. Accordingly, the claimant is entitled to pursue any available remedies under Section 502(a) of ERISA on the basis that the Plan failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. If a claimant chooses to pursue remedies under Section 502(a) of ERISA under such circumstances, the claim or appeal is deemed denied on review without the exercise of discretion by an appropriate fiduciary.
b.The administrative remedies available under the Plan with respect to a Disability claim will not be deemed exhausted based on de minimis violations that do not cause, and are not likely to cause, prejudice or harm to the claimant so long as the Plan demonstrates that the violation was for good cause or due to matters beyond the control of the Plan and that the violation occurred in the context on an ongoing, good faith exchange of information between the Plan and the claimant. This exception is not available if the violation is part of a pattern or practice of violations by the Plan. The claimant may request a written explanation of the violation from the Plan, and the Plan must provide such explanation within ten (10) days, including a specific description of its bases, if any, for asserting that the violation should not cause the administrative remedies available under the Plan to be deemed exhausted. If a court rejects the claimant’s request for immediate review under subsection (a) of this Section 11.8 on the basis that the Plan met the standards for the exception under this subsection (b), the claim shall be considered as re-filed on appeal upon the Plan’s receipt of the court’s decision. Within a reasonable time after the receipt of the decision, the Plan shall provide the claimant with notice of the resubmission.
11.9    Disability Claim: Independence and Impartiality of Decision Maker. In the case of a Disability claim, the Plan shall ensure that all claims and appeals for disability benefits are adjudicated in a manner designed to ensure the independence and impartiality of the persons involved in making the decision. Accordingly, decisions regarding hiring, compensation, termination, promotion, or other similar matters with respect to any individual (such as a claims adjudicator or medical or vocational expert) shall not be based on the likelihood that the individual will support the denial of benefits.
11.10    Adverse Benefit Determination Defined. For purposes of this Section 11, “adverse benefit determination” means:
a.any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s or Beneficiary’s eligibility to participate in the Plan; and

Exhibit 10.3
b.in the case of a Disability claim, the term “adverse benefit determination” also means any rescission (i.e., cancellation or discontinuance of coverage that has a retroactive effect) of disability coverage with respect to a Participant or Beneficiary (whether or not, in connection with the rescission, there is an adverse effect on any particular benefit at that time).”

Exhibit 10.3
SECTION 12
Amendment or Termination of the Plan
12.1    The Plan Administrative Committee may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part, with respect to any Participants or beneficiaries whether or not payments have commenced to such Participants or beneficiaries. Notwithstanding the foregoing, no amendment, termination, or suspension of the Plan will affect a Participant’s right to receive vested amounts previously deferred under the Plan or fail to be in compliance with Section 409A of the Code.
12.2    In the event the Plan is terminated and liquidated in accordance with the requirements described in Treasury Regulation Section 1.409A-3(j)(4)(ix), the Plan Administrative Committee shall distribute the remaining amounts in Participants’ Accounts at such times and in such ways as the Plan Administrative Committee, in its sole discretion, may deem appropriate.

Exhibit 10.3
SECTION 13
Unfunded Plan; Change in Control
13.1    Unfunded Plan. Nothing in this Plan shall be construed as giving any Participant, or his or her legal representative or designated beneficiary, any claim against any specific assets of the Company or any of its affiliated companies or as imposing any trustee relationship upon the Company or any of its affiliated companies in respect of the Participant. The Participating Employers shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. Investments deemed held in the Accounts shall continue to be a part of the general funds of the applicable Participating Employers, and no individual or entity other than the Participating Employer shall have any interest whatsoever in such funds. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the applicable Participating Employer.
13.2    Rabbi Trust. The Participating Employers shall establish a trust (or trusts) for the purpose of providing funds for the payment of the amounts credited to Participants under the Plan subject to the following rules:
a.Such trust(s) shall be an irrevocable grantor trust containing provisions which are the same as, or are similar to, the provisions contained in the model “rabbi trust” set forth in Internal Revenue Service Revenue Procedure 92-64 (or any successor guidance issued by the IRS).
b.The Participating Employers shall make contributions to the trust(s) equal to the amount of the Compensation Deferrals, Discretionary Matching Contributions and Discretionary Employer Contributions as soon as practicable, but in no event later five (5) business days, following the date on which such contributions are credited to Participants’ Accounts.
c.The Participating Employers shall pay all costs relating to the establishment and maintenance of the trust(s) and the investment of funds held in such trust(s).
13.3    Chance in Control. In the event of a Change in Control, the Participating Employers shall, as soon as possible, but in no event later than five (5) business days following a Change in Control, make an irrevocable contribution to the trust(s) established pursuant to Section 13.2 in an amount that is sufficient to pay the total amount credited to all Accounts under the Plan as of the date of the Change in Control.

Exhibit 10.3
SECTION 14
Miscellaneous Provisions
14.1    Acceleration or Delay of Payments Permitted Under Code Section 409a.
a.Acceleration of Payments. The Plan Administrative Committee may, its discretion, accelerate the payment of all or a portion of a Participant’s vested Account prior to the time specified in this Plan to the extent such acceleration is permitted by Treasury Regulation Section 1.409A-3(j)(4). Such permitted accelerations shall include payments to comply with domestic relations orders, payments to comply with conflicts of interest laws, payment of employment taxes, payment upon income inclusion under Code Section 409A, and/or such other circumstances as are permitted by Section 409A and the Treasury Regulations thereunder.
b.Delay of Payments. The Plan Administrative Committee may, in its discretion, delay the payment of all or a portion of a Participant’s Account in such circumstances as may be permitted under Code Section 409A.
14.2    Benefits Non-Assignable. Benefits under the Plan may not be anticipated, assigned or alienated, and will not be subject to claims of a Participant’s creditors by any process whatsoever, except as specifically provided in this Plan or by the Plan Administrative Committee in its sole discretion.
14.3    Right to Withhold Taxes. The Participating Employers shall have the right to withhold such amounts from any payment under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.
14.4    No Right to Continued Employment. Neither the Plan, nor any action taken under the Plan, shall confer upon any Participant any right to continuance of employment by the Company or any of its Affiliates nor shall it interfere in any way with the right of the Company or any of its Affiliates to terminate any Participant’s employment at any time for any reason.
14.5    Mental or Physical Incompetency. If the Plan Administrative Committee determines that any person entitled to payments under the Plan is incompetent by reason of physical or mental disability, as established by a court of competent jurisdiction, the Plan Administrative Committee may cause all payments thereafter becoming due to such person to be made to any other person for his or her benefit, without responsibility to follow the application of amounts so paid. Payments made pursuant to this Section shall completely discharge the Plan Administrative Committee and the Participating Employer.
14.6    Unclaimed Benefit. Each Participant shall keep the Plan Administrative Committee informed in writing of his or her current address and the current address of his or her beneficiary. The Plan Administrative Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrative Committee within three (3) years after the date on which payment of the Participant’s Account may first be made, payment may be made as though the Participant had died at the end of the three (3) year period. If, within one additional year after such three (3) year period has elapsed, or, within three years after the actual death of a Participant, the Plan Administrative Committee is unable to locate any designated beneficiary of the Participant, then the Participating Employer shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.
14.7    Suspension of Payments. If any controversy, doubt or disagreement should arise as to the person to whom any distribution or payment should be made, the Plan Administrative Committee, in its discretion, may, without any liability whatsoever, retain the funds involved or the sum in question pending settlement or resolution to the Plan

Exhibit 10.3
Administrative Committee’s satisfaction of the matter, or pending a final adjudication by a court of competent jurisdiction.
14.8    Governing Laws. The provisions of the Plan shall be construed, administered and enforced according to applicable Federal law and the laws of State of South Carolina.
14.9    Severability. The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provision and the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.
14.10    No Other Agreements or Understandings. This Plan represents the sole agreement between the Participating Employers and Participants concerning its subject matter, and it supersedes all prior agreements, arrangements, understandings, warranties, representations, and statements between or among the parties concerning its subject matter.
14.11    Section 409A of the Code. The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. This Plan shall constitute an “account balance plan” as defined in Treasury Regulation Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

Exhibit 10.3
IN WITNESS WHEREOF, the Company has caused this amended and restated Plan to be executed by its duly authorized officer to be effective as of January 1, 2021.

ATTEST:	SCANSOURCE, INC.
(the "Company")
By:	By:

Title:	Title:

Exhibit 10.3
APPENDIX A
DEFERRAL BY DIRECTORS OF COMMON STOCK
ISSUABLE IN LIEU OF CASH FEES AND/OR UPON SETTLEMENT OF RESTRICTED STOCK UNITS

1.1    Deferral of Non-Employee Director Fees

(a)    A Non-Employee Director may elect to defer the receipt of shares of the common stock, no par value per share, of the Company (“Common Stock”) otherwise issuable in lieu of any Non-Employee Director Fees the Non-Employee Director otherwise is entitled to receive in cash. Any Deferral Election the Non-Employee Director makes with respect to Non-Employee Director Fees will be deemed to be an election to receive such Non-Employee Director Fees in the form of shares of Common Stock in lieu of cash. For purposes of the Plan, (i) a Non-Employee Director means any individual who is a member of the Board and who is not an employee of the Company or any of its Affiliates, and (ii) Non-Employee Director Fees mean the quarterly cash retainer for Board and committee service, special assignment fees, meeting fees, committee chair or presiding director fees and any other cash amounts payable to the Non-Employee Director for service to the Company as a Non-Employee Director, if and only to the extent the Non-Employee Director has elected or is deemed to elect, on a timely basis, to receive such Non-Employee Director Fees in the form of shares of Common Stock (in lieu of cash).
(b)    A Non-Employee Director may only make an election to defer the receipt of shares of Common Stock to be received in lieu of Non-Employee Director Fees (otherwise payable in cash) by filing a Deferral Election with the Plan Administrative Committee by December 31st (or such earlier date as specified by the Plan Administrative Committee on the Deferral Election) of the calendar year immediately preceding the calendar year in which the Non-Employee Director will render the related services in return for the Non-Employee Director Fees. The Non-Employee Director’s Deferral Election shall become irrevocable as of December 31st (or such earlier date as specified by the Plan Administrative Committee on the Deferral Election) of such immediately preceding calendar year (except as otherwise permitted by Section 409A of the Code). The Deferral Election shall be made on such form, in such percentages and in such manner as the Plan Administrative Committee may specify. Once irrevocable, a Deferral Election with respect to Non-Employee Director Fees shall “evergreen” and shall remain effective with respect to subsequent calendar years unless and until the Non-Employee Director revokes or changes the Deferral Election by filing a revocation or new Deferral Election with the Plan Administrative Committee by December 31st (or such earlier date as specified by the Plan Administrative Committee) of the calendar year immediately preceding the calendar year in which the revocation or new Deferral Election is to be effective. A Deferral Election may be cancelled by the Plan Administrative Committee only to the extent permitted under the Plan and Section 409A of the Code.
(c)    Notwithstanding the foregoing, in the case of the first calendar year in which the Non-Employee Director becomes a Non-Employee Director, an initial Deferral Election to defer the receipt of shares of Common Stock otherwise issuable in lieu of Non-Employee Director Fees to be paid in cash for that calendar year may be made, to the extent permitted by the Plan Administrative Committee, no later than 30 days after the date the Non-Employee Director first becomes a Non-Employee Director. Such election shall apply only to Non-Employee Director Fees payable for services as a Non-Employee Director to be performed subsequent to the Deferral Election. This special rule only applies to the extent permitted by Code Section 409A.
1.2    Deferral of Annual Equity Awards.
(a)    A Non-Employee Director may elect to defer the receipt of shares of the Common Stock otherwise issuable upon settlement of any such annual equity awards granted to the Non-Employee Director. Any Deferral Election the Non-Employee Director makes with

Exhibit 10.3
respect to any annual equity awards the Non-Employee Director may be granted will be deemed to be an election to receive such annual award in the form of restricted stock units (“RSUs”). For purposes of the Plan, (i) a Deferral Election may only apply to annual equity awards otherwise elected or deemed elected to be made in the form of restricted stock units and (ii) RSUs or restricted stock units refer to an award granted under the ScanSource, Inc. 2013 Long-Term Incentive Plan, as amended, or any similar compensatory plan or arrangement of the Company or any Subsidiary (an “Incentive Plan”) of the right to receive shares of Common Stock and, if applicable, dividend equivalents on such shares of Common Stock, pursuant to the terms of the award certificate.
(b)    A Non-Employee Director may only make an election to defer the receipt of shares of Common Stock to be received upon settlement of the Non-Employee Director’s RSUs by filing a Deferral Election with the Plan Administrative Committee by December 31st (or such earlier date as specified by the Plan Administrative Committee on the Deferral Election) of the calendar year immediately preceding the calendar year in which the RSUs are granted to the Non-Employee Director. The Non-Employee Director’s Deferral Election shall become irrevocable as of December 31st (or such earlier date as specified by the Plan Administrative Committee on the Deferral Election) of such immediately preceding calendar year (except as otherwise permitted by Section 409A of the Code). A Non-Employee Director may not elect to defer RSUs under the rules otherwise applicable to Non-Employee Directors in the first calendar year in which they become Non-Employee Directors. The Deferral Election shall be made on such form, in such percentages and in such manner as the Plan Administrative Committee may specify. Once irrevocable, a Deferral Election with respect to RSUs shall “evergreen” and shall remain effective with respect to subsequent calendar years unless and until the Non-Employee Director revokes or changes the Deferral Election by filing a revocation or new Deferral Election with the Plan Administrative Committee by December 31st (or such earlier date as specified by the Plan Administrative Committee) of the calendar year immediately preceding the calendar year in which the revocation or new Deferral Election is to be effective. A Deferral Election may be cancelled by the Plan Administrative Committee only to the extent permitted under the Plan and Section 409A of the Code.
1.3    Amount Deferred.
A Non-Employee Director shall designate on the Deferral Election if the Non-Employee Director’s Non-Employee Director Fees and/or RSUs are to be deferred in accordance with this Appendix A. If a Director elects to defer the receipt of shares of Common Stock otherwise issuable as Non-Employee Director Fees and/or upon settlement of the Non-Employee Director’s RSUs, the Non-Employee Director must elect to defer his Non-Employee Director Fees and/or RSUs for the respective calendar year in increments of no less than 25%, e.g., 25%, 50%, 75% or 100%. A Director shall not be permitted to defer less than 25% of his Non-Employee Director Fees and/or RSUs for any calendar year, and any such attempted deferral shall not be effective.
1.4    Form of Payment.
A Non-Employee Director shall designate on the Deferral Election whether the Non-Employee Director’s Non-Employee Director Fees and/or RSUs that are to be deferred will be distributed in a single lump sum or in a number of approximately equal annual or quarterly installments over a specified period not to exceed five (5) years. The form of payment designated on the Deferral Election will apply to all Non-Employee Director Fees and/or RSUs credited to the Non-Employee Director’s Account for the respective Plan Year as the result of such Deferral Election unless changed as permitted by the Plan and Section 409A of the Code. The Non-Employee Director may elect different forms of payment for the Non-Employee Director Fees and/or RSUs subject to each specific Deferral Election. Unless the Non-Employee Director elects otherwise in the Deferral Election, all Non-Employee Director Fees and/or RSUs credited to the

Exhibit 10.3
Non-Employee Director’s Account for a Plan Year as the result of such Deferral Election will be distributed in a single lump sum.
1.5    No Deferral of Dividend Equivalents.
To the extent dividends are paid on shares of Common Stock after the RSUs are granted and prior to settlement or forfeiture of the RSUs, a Non-Employee Director may become entitled to receive an amount in cash or shares of Common Stock equal in value to the dividends the Non-Employee Director would have received had the Non-Employee Director been the actual owner of the number of shares of Common Stock represented by the Non-Employee Director’s RSUs. A Non-Employee Director may not elect to defer, and the Non-Employee Director’s Deferral Election will not apply to, any such dividend equivalents that may accrue and become payable with respect to the Non-Employee Director’s RSUs prior to settlement or forfeiture of the RSUs that are payable in cash or other property (other than shares of Common Stock). Such dividend equivalents shall be paid in accordance with the terms of the Non-Employee Director’s RSUs and shall not be deferred into the Plan. Any stock dividends payable with respect to the Non-Employee Director’s RSUs will be subject to the Non-Employee’s Deferral Election the same as the related RSUs.
1.6    Account; Company Stock Unit Fund.
(a)    The Non-Employee Director’s Account under the Plan shall consist of the Non-Employee Director’s Accounts for each Plan Year, which shall be credited with deferrals of shares of Common Stock otherwise issuable as Non-Employee Director Fees and/or upon settlement of RSUs with respect to which the Non-Employee Director has made a timely Deferral Election. The shares of Common Stock that a Non-Employee Director elects to defer shall be treated as if they were set aside in the Non-Employee Director’s Account on the date the shares of Common Stock would otherwise have been paid to the Non-Employee Director. A Non-Employee Director’s Account then will be credited with gains, losses and earnings as provided herein and will be debited for any payments made to the Non-Employee Director from such Account. A Non-Employee Director’s “Account” means each bookkeeping Account maintained by the Committee on behalf of each Non-Employee Director pursuant to this Appendix A. A separate “Account” will be established and maintained for each Plan Year as part of the Non-Employee Director’s Accounts with respect to which Non-Employee Director Fees and/or RSUs that are deferred under the Plan.
(b)    A Non-Employee Director’s shares of Common Stock that are deferred into the Plan and allocated to the Non-Employee Director’s Account will be deemed invested in an investment fund that tracks the performance of the Company’s Common Stock (the “Company Stock Unit Fund”) (irrevocably until such amounts are distributed to the Non-Employee Director). Any stock dividends, cash dividends or other non-cash dividends that are paid thereafter with respect to the shares of Common Stock deemed to be held in the Non-Employee Director’s Account shall be credited to the Non-Employee Director’s Account in the form of additional shares of Common Stock and shall automatically be deemed to be invested in the Company Stock Unit Fund (irrevocably until distribution to the Non-Employee Director of the shares of Common Stock with respect to which the dividends were credited). The number of shares credited to the Non-Employee Director for a particular stock dividend with respect to shares of Common Stock credited to the Non-Employee Director’s Account shall be equal to (A) the number of shares of Common Stock credited to the Non-Employee Director’s Account as of the record date for such dividend in respect of each share of Common Stock, multiplied by (B) the number of additional or fractional shares of Common Stock actually paid as a dividend in respect of each share of Common Stock. The number of shares credited to the Non-Employee Director for a cash dividend or other non-cash (non-Stock) dividend with respect to shares of Common Stock credited to the Non-Employee Director’s Account shall be equal to (A) the number of shares of Common Stock credited to the Non-Employee Director’s Account as of the record date for such

Exhibit 10.3
dividend in respect of each share of Common Stock, multiplied by (B) the fair market value of the dividend, divided by (C) the fair market value of the Common Stock on the payment date for such dividend. Non-Employee Directors may not select any other investment fund to which any such amounts are to be credited.
(c)    The number of shares of Common Stock credited to the Non-Employee Director’s Account may be adjusted by the Plan Administrative Committee, in its sole discretion, to prevent dilution or enlargement of Non-Employee Director’s rights with respect to the portion of his Account allocated to the Company Stock Unit Fund in the event of any reorganization, reclassification, stock split, or other unusual corporate transaction or event which affects the value or type of security of the Common Stock, provided that any such adjustment shall be made taking into account any crediting of shares of Common Stock to the Non-Employee Director otherwise required herein.
(d)     For purposes of this Appendix A, the fair market value of the Common Stock shall be determined to be an amount equal to the closing sales price of a share of Common Stock on The NASDAQ Stock Market (“NASDAQ”) (as reported in The Wall Street Journal) on the applicable date or, if no sales of shares of Common Stock occur on said date, the closing sales price of the Common Stock on the last preceding day on which there was a sale of shares of Common Stock on that exchange.
1.7    Vested Interest.
Each Non-Employee Director shall have at all times a fully vested and nonforfeitable interest in his Accounts.
1.8    Time and Form of Payment.
(a)    Notwithstanding any other provision of the Plan, a Non-Employee Director’s Account for each Plan Year shall be distributed, in the form of payment elected by the Non-Employee Director in the applicable Deferral Election or as otherwise set forth in the Plan, upon the Non-Employee Director’s Separation from Service, subject to delay to the extent required by Section 409A of the Code. If the Non-Employee Director’s Account is to be distributed in a single lump sum, such Account shall be distributed in full no later than sixty (60) days after the date of the Non-Employee Director’s Separation from Service. If the Non-Employee Director’s Account is to be distributed in the form of annual or quarterly installments, such Account shall be distributed in that number of approximately equal annual or quarterly installments over the specified period (not to exceed five (5) years) elected by the Non-Employee Director in the applicable Deferral Election, with the first installment to be made no later than sixty (60) days after the date of the Non-Employee Director’s Separation from Service and subsequent installments on each subsequent annual or quarterly anniversary of the date of the Non-Employee Director’s Separation from Service until the entire Account is distributed in full. Notwithstanding the foregoing, if the Non-Employee Director is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code as of the Non-Employee Director’s Separation from Service, the Non-Employee Director’s Account may not be distributed before the first day of the seventh (7th) calendar month following the Non-Employee Director’s Separation from Service (or, if earlier, upon the Non-Employee Director’s death) to the extent required to be delayed by Section 409A of the Code, and any distribution that would otherwise be paid before such date shall be delayed and paid within the thirty (30) days following the first day of the seventh (7th) calendar month following the Non-Employee Director’s Separation from Service (or, if earlier, upon the Non-Employee Director’s death).
(b)    The portion of the Non-Employee Director’s Account relating to deferrals of shares of Common Stock otherwise issuable under RSUs with respect to which the Non-Employee Director made a timely Deferral Election and any related stock dividends shall be distributed in

Exhibit 10.3
actual whole shares of Common Stock equal to the number of shares of Common Stock credited to that portion of the Non-Employee Director’s Account rounded down to the nearest whole share of Common Stock). Such shares of Common Stock shall be paid from the Incentive Plan under which the RSUs subject to the Deferral Election were granted originally. The portion of a Non-Employee Director’s Account relating to deferrals of Non-Employee Director Fees, and/or cash dividends, or other non-cash (non-stock) dividends that are credited with respect to the shares of Common Stock deemed to be held in the Non-Employee Director’s Account shall be distributed in cash, provided, however, if shares of Common Stock are otherwise available for distribution under an Incentive Plan to pay any such deferrals of Non-Employee Director Fees and/or cash dividends or other non-cash (non-stock) dividends that are credited with respect to the shares of Common Stock deemed to be held in the Non-Employee Director’s Account, the Plan Administrative Committee may determine, in its sole discretion, that such amounts shall be distributed in whole shares of Common Stock (rounded down to the nearest whole share of Common Stock). The portion of a Non-Employee Director’s Account relating to any deferrals of Non-Employee Director Fees and/or cash dividends or other non-cash (non-stock) dividends that are to be paid in cash shall be determined by multiplying the number of shares of Common Stock credited to the portion of the Non-Employee Director’s Account that is to be paid in cash by the fair market value of a share of the Common Stock as of the end of the calendar month immediately preceding the date such portion of the Non-Employee Director’s Account is to be distributed in cash (rounded down to the nearest whole cent).
1.9    Termination.
A Non-Employee Director’s right to defer Non-Employee Director Fees and/or annual equity awards shall cease with respect to the calendar year following the calendar year in which he ceases to be a Non-Employee Director, although such Non-Employee Director shall continue to be subject to the terms and conditions of the Plan for so long as the Non-Employee Director remains a Participant.”

Exhibit 10.3
SCANSOURCE, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2021)
Exhibit A - General Plan Information
Plan Name
ScanSource, Inc. Nonqualified Deferred Compensation Plan
Plan Sponsor
ScanSource, Inc.
6 Logue Court
Greenville, South Carolina 29615
(864) 286-4682

Employer Identification Number (EIN)
57-0965380

Plan Type
The Plan is a nonqualified deferred compensation plan that pays retirement benefits to eligible employees and directors.
Plan Administrator
Plan Administrative Committee
ScanSource, Inc.
6 Logue Court
Greenville, South Carolina 29615
(864) 286-4682
Agent for Service of Legal Process
c/o Corporate Creations Network Inc.
ScanSource, Inc.
6650 Rivers Avenue
North Charleston, South Carolina 29406
Plan Year
The calendar year.

Exhibit 10.3

SCANSOURCE, INC. NONQUALIFIED DEFERRED COMPENSATION PLAN
(Effective January 1, 2021)
Exhibit B – Statement of ERISA Rights
As participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:
•examine, without charge at the Plan Administrative Committee’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (f/k/a the Pension Welfare Benefits Administration).
•obtain copies of all documents governing the operation of the Plan including collective bargaining agreements and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrative Committee and paying a reasonable charge for the copies.
•receive a summary of the Plan’s annual financial report
. The Plan Administrative Committee is required by law to furnish each participant under the Plan with a copy of this summary annual report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Plan participants and beneficiaries.
No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrative Committee to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrative Committee.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions about the Plan, you should contact the Plan Administrative Committee. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrative Committee, you should contact the nearest office of the Employee Benefits Security Administration,

Exhibit 10.3
U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.